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                                                                   Exhibit 10.24

         AMENDED AND RESTATED EMPLOYMENT AGREEMENT dated as of December 27, 2001 by and between R.H. Donnelley Corporation, a Delaware corporation, (the "COMPANY") and Philip C. Danford (the "EXECUTIVE").

         WHEREAS, the Company and Executive previously entered into an Employment Agreement dated as of September 28, 1998 (the "FORMER AGREEMENT") and further desire to amend and restate the Former Agreement in its entirety; and

         WHEREAS, Executive is currently serving as Senior Vice President and Chief Financial Officer of the Company; and

         WHEREAS, Executive is willing so to continue his employment on the terms hereinafter set forth in this agreement, which shall supersede in its entirety the Former Agreement (this "AGREEMENT");

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

         1. Term of Employment. Executive shall be employed by the Company until the Employment Termination Date, as hereinafter defined (the "EMPLOYMENT TERM").

         2. Position; Change of Status. (a) Unless otherwise mutually agreed between the parties, (i) Executive will continue to serve as Senior Vice President and Chief Financial Officer of the Company until February 28, 2002 (the "CHANGE OF STATUS DATE"); and (ii) on the Change of Status Date, Executive will relinquish his title and office, and continue to be employed by the Company as Assistant to the Chief Financial Officer, or if there is no Chief Financial Officer at that time, then he will serve as Assistant to the Chief Executive Officer until such time as a Chief Financial Officer is appointed by the Company. The Company agrees to employ Executive in that role and to provide the payments and other benefits referred to herein, and Executive agrees to be employed as provided hereunder, through July 31, 2003 (the "EMPLOYMENT TERMINATION DATE").

         (b) In his role as Assistant to the Chief Financial Officer (or Assistant to the Chief Executive Officer, as the case may be), Executive will report to the Chief Executive Officer and his duties will include: (i) assisting senior management in the transition to the new Chief Financial Officer, including, but not limited to, consultation and advice with respect to financial planning, financial strategy, financing arrangements, financial reporting, financial
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statements, audit matters, internal controls, Audit and Finance Committee issues, and investor relations and (ii) such other duties, commensurate with his position, as the Chief Executive Officer may assign from time to time. Executive shall devote such time to the performance of his duties hereunder as is necessary to carry out his responsibilities.

         3. Salary. Executive will continue to receive his current salary ($13,875 per semi-monthly pay period) until the Change of Status Date. From the Change of Status Date through the Employment Termination Date, in consideration of his services as Assistant to the Chief Financial Officer (or Assistant to the Chief Executive Officer, as the case may be), he will receive a salary at an annual rate of $75,000, payable in equal semi-monthly increments.

         4. Variable Compensation. For 2002 and 2003, Executive shall not be eligible to participate in any annual or long-term cash and stock incentive plans of the Company. In lieu of participating in any such plans, Executive shall be entitled to receive, as soon as practicable after the last business day of each of the first two months of 2002, a lump sum payment of $61,050.

         5. Options. Until the Employment Termination Date, options currently held by Executive will continue to vest in accordance with their terms.

         6. PERS, Deferred Compensation. Executive will be entitled to receive the third and final installment of the 1998 PERS award and the first installment of the 1999 PERS award, both payable in February or March 2002. Such amounts will be deferred, in accordance with his previous deferral election, and paid into the Company's Deferred Compensation Plan. Such portion of the 1998 PERS award will be deferred in shares, and such portion of the 1999 PERS award will be deferred in cash. All of Executive's deferred accounts will be distributed to Executive in a lump sum as soon as practicable after the first Valuation Date, as defined in the Deferred Compensation Plan, occurring after the Change of Status Date, and Executive will not be eligible to participate in the Deferred Compensation Plan after such date. Such distribution will be in cash, except to the extent that deferred account balances are invested in Company stock, which will be distributed in kind.

         The earned value of the 1999 PERS award shall be determined in February 2002 by the Compensation and Benefits Committee (the "COMMITTEE") of the Board of Directors of the Company (the "BOARD") in accordance with the terms of the PERS plan and consistent with the Committee's past practice. Executive will be entitled to receive (i) the portion of his 1999 PERS award that is not deferred as set forth above, and (ii) $111,000, representing one-third of the


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target amount of his 2001 PERS award. These amounts shall be paid, in cash, in a lump sum as soon as practicable after the Change of Status Date.

         7. Lock up. Executive agrees not to sell, pledge or otherwise transfer or dispose of any Company stock, in any manner, whether physically, synthetically, by contract directly or indirectly or otherwise prior to the Change of Status Date, except that (i) Executive may engage in any transaction, other than a pledge or hypothecation of the stock, that does not require the filing of a Form 144 or a Form 4 or 5; (ii) Executive may donate Company stock to family members and to charity, as long as such disposition is eligible to be reported on Form 5 and is in fact so reported at the normal time such Form 5 is due and (iii) Executive may file any required Forms 4 or 5 that arise out of the transactions and payments described in Section 6 hereof. The Committee may release Executive from the lockup restriction as part of any broad-based executive sales program.

         8. Employee Benefits; Perquisite. During the Employment Term, Executive shall be eligible, on the same basis as he is currently eligible, for employee benefits (including fringe benefits, vacation, pension and profit sharing plan participation and life, health, accident and disability insurance) no less favorable than those benefits for which he is eligible immediately prior to December 27, 2001. Executive will continue to be eligible for reimbursement of expenses relating to financial and tax planning services through the completion of his income tax return for calendar year 2003, up to a maximum of $11,000 per year.

         9. Business Expenses. Reasonable travel, entertainment and other business expenses incurred by Executive in the performance of his duties hereunder shall be reimbursed by the Company in accordance with Company policies from time to time.

         10. Unforeseen Termination of Employment. The Company shall not terminate Executive's employment under this Agreement prior to July 31, 2003, except for Cause. In the event that (i) Executive's employment is terminated prior to the Employment Termination Date by reason of his death, or (ii) following a Change in Control, the successor to the business of the Company does not assume, by operation of law or by contract, the obligations of the Company hereunder, then all amounts to which Executive is entitled hereunder which have not theretofore been paid shall be paid in lump sum to Executive or his legal representative as soon as practicable following such termination of employment or Change in Control.

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
         In the event that, prior to the Employment Termination Date, Executive should incur a Disability, Executive or his legal representative shall continue to receive the benefits of this Agreement; provided, however, that any cash payments due hereunder shall be reduced, but not below zero, by any disability insurance benefit received by Executive under the Company's disability insurance plans.

         11. Definitions. (a) "CAUSE" shall mean (i) Executive's willful and continued failure substantially to perform the duties of his position (other than as a result of total or partial incapacity due to physical or mental illness or as a result of a termination by Executive after a material breach by the Company of its obligations hereunder), (ii) any willful act or omission by Executive constituting dishonesty, fraud or other malfeasance, which in any such case is demonstrably injurious to the financial condition or business reputation of the Company or any of its affiliates, or (iii) Executive's conviction of a felony under the laws of the United States or any state thereof or any other jurisdiction in which the Company or any of its subsidiaries conducts business which materially impairs the value of Executive's services to the Company or any of its subsidiaries. For purposes of this definition, no act or failure to act shall be deemed "willful" unless effected by Executive not in good faith and without a reasonable belief that such action or failure to act was in or not opposed to the best interests of the Company.

         (b) "CHANGE IN CONTROL" shall mean the occurrence of any of the following events after December 27, 2001:

                  (i) Any "person," as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the "beneficial owner" (as defined in rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities;

                  (ii) During any period of two consecutive years commencing on December 27, 2001, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person (as defined above) who has entered into an agreement with the Company to effect a transaction described in subsections (i), (iii) or (iv) of this definition) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (_) of the directors then still in office who


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         either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

                  (iii) The shareholders of the Company have approved a merger or consolidation of the Company with any other company and all other required governmental approvals of such merger or consolidation have been obtained, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 60% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (as defined above) becomes the beneficial owner (as defined above) of more than 20% of the combined voting power of the Company's then outstanding securities; or

                  (iv) The shareholders of the Company have approved a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, and all other required governmental approvals of such transaction have been obtained.

         (c) "DISABILITY" shall mean Executive's inability, as a result of physical or mental incapacity, to perform the duties of his position for a period of six (6) consecutive months or for an aggregate of six (6) months in any twelve (12) consecutive month period. Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of this Agreement.

         12. Pension and Other Retirement Benefits. In connection with Executive's resignation as Senior Vice President and Chief Financial Officer on the Change of Status Date, Executive will cease to participate in the RHD nonqualified excess and supplemental pension plans (collectively, the "SERP"). In consideration of such cessation, and in settlement of any and all accrued benefits under the RHD SERP, the Company shall pay Executive $3,656,028 in


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a cash lump sum as soon as practicable after the Change of Status Date.
Executive will continue to participate in the Company's qualified defined benefit pension plan in accordance with its terms. Effective upon the Employment Termination Date, Executive shall be fully vested in and eligible to participate in the Company's post-retirement life, health, medical, dental and vision insurance plans.

         13. Certain Payments. (a) If any of the payments or benefits received or to be received by Executive in connection with a Change in Control or Executive's termination of employment, whether or not pursuant to this Agreement (such payments or benefits, excluding the Gross-Up Payment, as hereinafter defined, shall hereinafter be referred to as the "TOTAL PAYMENTS") will be subject to an excise tax as provided for in Section 4999 of the Internal Revenue Code (the "CODE") (the "EXCISE TAX"), the Company shall pay to Executive an additional amount (the "GROSS-UP PAYMENT") such that the net amount retained by Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments; provided, however, that if the Total Payments are less than 360% of Executive's Base Amount, as defined in Section 280G(b)(3) of the Code, Executive shall not be entitled to the Gross-Up Payment, and the Total Payments shall be reduced as provided for in
Section 13(d) below.

         (b) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as "parachute payments" (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel ("TAX COUNSEL") reasonably acceptable to Executive and selected by the accounting firm acting as the "Auditor", as defined below, such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, (ii) all "Excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state


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and locality of Executive's residence or, if higher, in the state and locality of Executive's principal place of employment, on the date of termination (or if there is no date of termination, then the date on which the Gross-Up Payment is calculated for purposes of this Section 13), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

         (c) In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (including that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by Executive to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state or local income or employment tax deduction) plus interest on the amount of such repayment at 120% of the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by Executive with respect to such excess) at the time that the amount of such excess is finally determined. Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

         (d) If the Total Payments would constitute an Excess parachute payment, but are less than 360% of the Base Amount, such payments shall be reduced to the largest amount that may be paid to Executive without the imposition of the Excise Tax or the disallowance as deductions to the Company under Section 280G of the Code of any such payments.

         (e) All determinations under this Section 13 shall be made by a nationally recognized accounting firm selected by Executive (the "AUDITOR"). The Company shall cooperate in good faith in making such determinations and in providing the necessary information for this purpose.

          14. Indemnification. The Company will indemnify Executive (and his legal representative or other successors) to the fullest extent permitted (including a payment of expenses in advance of final disposition of a proceeding) by applicable law, as in effect at the time of the subject act or omission, or by the Certificate of Incorporation and By-Laws of the Company, as in effect at such


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time or on December 27, 2001, or by the terms of any indemnification agreement between the Company and Executive, whichever affords or afforded greatest protection to Executive, and Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers (and to the extent the Company maintains such an insurance policy or policies, Executive shall be covered by such policy or policies, in accordance with its or their terms to the maximum extent of the coverage available for any Company officer or director), against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives (including but not limited to any judgment entered by a court of law) at the time such costs, charges and expenses are incurred or sustained, in connection with any action, suit or proceeding to which Executive (or his legal representatives or other successors) may be made a party by reason of his having accepted employment with the Company or by reason of his being or having been a director, officer or employee of the Company, or any subsidiary of the Company, or his serving or having served any other enterprise as a director, officer or employee at the request of the Company. Executive's rights under this Section 14 shall continue without time limit for so long as he may be subject to any such liability, whether or not the Employment Term may have ended.

         15. Non-Competition. (a) Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees that during the Employment Term and for a period of one year after the termination thereof;

                  (i) Executive will not directly or indirectly engage in any business which is in competition with any line of business conducted by the Company or its affiliates (including without limitation by performing or soliciting the performance of services for any person who is a customer or client of the Company or any of its affiliates) whether such engagement is as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 1% of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent, sales representative or other participant, in any location in which the Company or any of its affiliates conducted any such competing line of business.

                  (ii) Executive will not directly or indirectly assist others in engaging in any of the activities in which Executive is prohibited from engaging in by clause (i) above.

                  (iii) Executive will not directly or indirectly induce any employee of the Company or any of its affiliates to engage in any activity in which Executive is prohibited to engage by this Section, or to terminate his or


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         her employment with the Company or any of its affiliates, and will not directly or indirectly employ or offer employment to any person who was employed by the Company or any of its affiliates unless such person shall have ceased to be employed by the Company or any of its affiliates for a period of at least 12 months.

                  (iv) Executive will not directly or indirectly solicit subscribers or suppliers of the Company or telephone companies for which the Company serves as sales agent or induce any such person to terminate its relationships with the Company.

         (b) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 15 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

         16. Confidentiality; Nondisparagement. (a) Executive will not at any time (whether during or after his employment with the Company) disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, employees, organizational structure or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company, provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Executive's breach of this covenant. Executive agrees that upon termination of his employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, except that he may retain personal notes, notebooks and diaries. Executive further agrees that he will not retain or use for


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his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.

         (b) Executive will not at any time (whether during or after his employment with the Company) knowingly make any statement, written or oral, or take any other action relating to the Company or its officers or directors that would disparage or otherwise harm the Company, its business or its reputation or those of any of its officers and directors.

         17. Material Inducement; Specific Performance. Executive acknowledges and agrees that the covenants entered into by Executive in Section 15 and 16 are essential elements of the parties' agreement as expressed herein, are a material inducement for the Company to enter into this Agreement and the breach thereof would be a material breach of this Agreement. Executive further acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 15 or Section 16 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

         18. Litigation Support. Executive agrees that he will assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company or its affiliates, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or its affiliates, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding, to the extent such claims, investigations or proceedings relate to services performed or required to be performed by Executive, pertinent knowledge possessed by Executive, or any act or omission by Executive. Executive further agrees to perform all acts and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Section.

         19. Legal Fees. The Company will pay or reimburse Executive, as incurred, all legal fees and costs incurred by Executive in enforcing his rights under this Agreement, if Executive's position substantially prevails. Following a Change in Control, the Company will pay or reimburse Executive, as incurred, for all such fees and costs unless Executive's claim was frivolous or was brought or pursued by Executive in bad faith.

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
         20. Miscellaneous. (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         (b) Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including, without limitation, the Former Agreement. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and in the incentive compensation and other employee benefit plans and arrangements of the Company referenced herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

         (c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

         (d) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

         (e) Assignment. This Agreement shall not be assignable by Executive and shall be assignable by the Company only with the consent of Executive except as set forth in Section 20(h); provided that no such assignment by the Company shall relieve the Company of any liability hereunder, whether accrued before or after such assignment.

         (f) No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and no such employment, if obtained, or compensation or benefits payable in connection therewith, shall reduce any amounts or benefits to which Executive is entitled hereunder.

         (g) Arbitration. Any dispute between the parties to this Agreement arising from or relating to the terms of this Agreement or the employment of Executive by the Company shall be submitted to arbitration in New York, New York under the auspices of the American Arbitration Association.

         (h) Successors; Binding Agreement.



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
                  (i) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Such assumption and agreement shall be obtained prior to the effectiveness of any such succession. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. Prior to a Change in Control, the term "Company" shall also mean any affiliate of the Company to which Executive may be transferred and the Company shall cause such successor employer to be considered the "Company" bound by the terms of this Agreement and this Agreement shall be amended to so provide. Following a Change in Control the term "Company" shall not mean any affiliate of the Company to which Executive may be transferred unless Executive shall have previously approved of such transfer in writing, in which case the Company shall cause such successor employer to be considered the "Company" bound by the terms of this Agreement and this Agreement shall be amended to so provide.

                  (ii) This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributers, devisees and legatees. If Executive should die while any amount would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the devisee, legatee or other designee of Executive or, if there is no such designee, to the estate of Executive.

         (i) Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Executive at the address appearing from time to time in the personnel records of the Company and to the Company at the address of its corporate headquarters, directed to the attention of the Board with a copy to the Secretary of the Company, or in either case to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

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
         (j) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

         (k) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                     R. H. DONNELLEY CORPORATION


                                     By:  /s/ Robert J. Bush
                                        ----------------------------------------
                                          Title: Vice President

                                     EXECUTIVE

                                     /s/ Philip C. Danford
                                        ----------------------------------------





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